As filed with the Securities and Exchange Commission on May 11, 2004

Registration No. 333-41660

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PAIN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1911336
(State of incorporation)	(I.R.S. Employer Identification No.)

416 Browning Avenue

South San Francisco, CA 94080

(650) 624-8200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 STOCK PLAN

(Full title of the plan)

REMI BARBIER

President and Chief Executive Officer

and Director

Pain Therapeutics, Inc.

416 Browning Way

South San Francisco, CA 94080

(650) 624-8200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters

Gavin McCraley

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.001 par value	1,750,000	$7.24	$12,670,000	$1,606

(1)	Represents an additional 1,750,000 shares of Common Stock available for issuance under the Registrant’s 1998 Stock Plan, as a result of provisions in the Registrant’s 1998 Stock Plan that allow automatic annual increases of Common Stock available for issuance under such plan.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market System on May 3, 2004.

Statement Under General Instruction E

Registration of Additional Securities

Unless as noted herein, the contents of the Registrant’s Form S-8 Registration Statement (File No. 333-41660) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Information Incorporated by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2003;

(b)	the Registrant’s Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2004; and

(c)	the description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on March 14, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.	Interests of Named Experts and Counsel.

Michael J. O’Donnell of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is a Director and Secretary of the Registrant. Wilson Sonsini Goodrich & Rosati is corporate counsel to the Registrant. Individual members and persons associated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 66,714 shares of the Registrant’s common stock and have been granted options to purchase an aggregate of approximately 100,000 shares of the Registrant’s common stock.

Item 8.	Exhibits.

Exhibit Number	Document

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of KPMG LLP, Independent Auditors.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Pain Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 7th day of May, 2004.

PAIN THERAPEUTICS, INC.

By:	/s/ Remi Barbier

Remi Barbier President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints Remi Barbier his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Remi Barbier Remi Barbier	President, Chief Executive Officer and Director (Principle Executive Officer)	May 7, 2004

/s/ Peter S. Roddy Peter S. Roddy	Chief Financial Officer (Principal Accounting and Financial Officer)	May 7, 2004

/s/ Nadav Friedmann, M.D., Ph.D. Nadav Friedmann, M.D., Ph.D.	Director	May 7, 2004

/s/ Robert Z. Gussin, Ph.D. Robert Z. Gussin, Ph.D.	Director	May 7, 2004

/s/ Vernon R. Loucks, Jr. Vernon R. Loucks, Jr.	Director	May 7, 2004

s/ Michael J. O’Donnell Michael J. O’Donnell	Director	May 7, 2004

/s/ Sanford R. Robertson Sanford R. Robertson	Director	May 7, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document	Sequentially Numbered Page
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.	7

23.1	Consent of Ernst & Young LLP, Independent Auditors.	8

23.2	Consent of KPMG LLP, Independent Auditors.	9

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page 5).